                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         AXENT TECHNOLOGIES, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                           AXENT TECHNOLOGIES, INC.
                      2400 Research Boulevard, Suite 200
                          Rockville, Maryland  20850



[LOGO OF AXENT APPEARS HERE]


April 25, 1997


Dear Stockholders:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of AXENT Technologies, Inc. to be held at 9:30 a.m. local time on Wednesday, May 21, 1997 at AXENT's headquarters at 2400 Research Boulevard, Rockville, Maryland. Stockholders of record on April 2, 1997 are entitled to vote at the annual meeting.

     A Notice of Annual Meeting of Stockholders, Proxy Statement and proxy are enclosed. Also enclosed is a copy of AXENT's Annual Report to Stockholders for 1996.

     WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, PLEASE IMMEDIATELY SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE ARE REPRESENTED.

                                            Sincerely,

                                            [SIGNATURE APPEARS HERE]

                                            Richard A. Lefebvre
                                            Chairman and Chief Executive Officer

                           AXENT TECHNOLOGIES, INC.
                      2400 Research Boulevard, Suite 200
                          Rockville, Maryland  20850


[LOGO OF AXENT APPEARS HERE]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1997


     The Annual Meeting of Stockholders of AXENT Technologies, Inc. (the "Company") will be held on Wednesday, May 21, 1997, at 9:30 a.m. local time, at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 for the following purposes:

     1. To elect two (2) directors for terms of three years and until their respective successors have been elected or appointed;

     2. To approve the Company's Second Amended and Restated 1996 Stock Option Plan, which includes reserving an additional 975,000 shares for issuance thereunder and limiting the number of shares for which any individual can be granted options in any fiscal year of the Company; and

     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Stockholders of record of the Company as of the close of business on April 2, 1997 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

     PLEASE IMMEDIATELY SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY IF YOU WISH AND VOTE IN PERSON.

                                    By Order of the Board of Directors,

                                    [SIGNATURE APPEARS HERE]

                                    Gary M. Ford

                                    Secretary


Rockville, Maryland
April 25, 1997

                           AXENT TECHNOLOGIES, INC.


[LOGO OF AXENT APPEARS HERE]


                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AXENT Technologies, Inc. (the "Company") of proxies for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 21, 1997 at 9:30 a.m., local time, at the Company's principal offices, 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, and any adjournment or postponement thereof. The Company's telephone number is (301) 258-2620. This Proxy Statement, the accompanying proxy and the Company's Annual Report to Stockholders are first being mailed to stockholders on or about April 25, 1997.

     Stockholders of record on the books of the Company as of 5:00 p.m., April 2, 1997 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 10,153,014 shares of Common Stock outstanding, each of which has one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

     The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by delivering to the Company (Attention: Gary M. Ford) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any proxy using the form of proxy enclosed that is not marked as to a particular item will be voted FOR the election of directors, FOR approval of the Company's Second Amended and Restated 1996 Stock Option Plan, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with Delaware statutory requirements for voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

                      PROPOSAL 1:  ELECTION OF DIRECTORS


     The Company's directors are divided into three classes. The number of directors is determined from time to time by the Board of Directors and is currently fixed at eight, but will be reduced to seven at the time of the Annual Meeting. A single class of directors is elected each year at the annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending at the third annual meeting of stockholders after his election or when his successor is elected and duly qualified.

     Two directors are to be elected at this Annual Meeting to serve until the 2000 Annual Meeting of Stockholders, and until their respective successors are elected and duly qualified. Only two nominees, Messrs. Becker and Burton will stand for election. The two nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the other named nominee and for any substitute nominee designated by the present Board of Directors or the proxy holders, or the number of directors constituting the Board of Directors may be reduced. The Board of Directors has no reason to believe that either Mr. Becker or Mr. Burton will be unable or unwilling to serve as a nominee or as a director if elected.

INFORMATION CONCERNING NOMINEES AND OTHER INCUMBENT DIRECTORS

Directors to be Elected at the 1997 Annual Meeting

  John C. Becker, age 39, has served as President, Chief Operating Officer and director of the Company since October 1996. From October 1992 to October 1996, he served as Executive Vice President, Chief Financial Officer and Treasurer, and from March 1991 to October 1992, he served as Senior Vice President and Chief Financial Officer of the Company. From November 1989 to March 1991, Mr. Becker served as Vice President of a predecessor of the Company and was responsible for finance and administration. From 1979 to November 1989, Mr. Becker held various positions involving financial matters at Marriott Corporation and MCI Communications, Inc.

  John F. Burton, age 45, has been a director of the Company since January 1997. He has served as Managing Director of Burton Technology Partners, Ltd. since 1995 and Chief Executive Officer of Nat Systems International, Inc. from September 1995 to September 1996. Mr. Burton served as President, Chief Executive Officer, Chief Operating Officer and a director of LEGENT Corporation ("LEGENT") from 1990 through January 1995. He served as General Manager of LEGENT's Software Management Division and Vice President, Corporate Marketing of LEGENT from 1989 to 1990. He served as Executive Vice President, Chief Operating Officer and a director of Business Software Technology, Inc., which he founded in 1984, until 1989. He serves as a director of Banyan Systems, Inc., Netrix Corporation and Map Info Corporation.

Directors Whose Terms Expire in 1998

  Jacqueline C. Morby, age 59, has been a director of the Company since March 1991 and was a director of a predecessor of the Company from 1988 to March 1991. She has been either a General Partner or a Managing Director at TA Associates, Inc. since 1982. Ms. Morby serves as a director of Pacific Mutual Life Insurance Company, Ansys, Inc. and Ontrack Data International, Inc.

  Richard W. Smith, age 44, has been a director of the Company since April 1991. He is an individual general partner of the general partners of Lawrence, Tyrrell, Ortale & Smith and Lawrence, Tyrrell, Ortale & Smith II, L.P. Mr. Smith has been involved in the venture capital industry since 1979.

Directors Whose Terms Expire in 1999

  Richard A. Lefebvre, age 50, has served as Chief Executive Officer, Chairman of the Board and a director of the Company since March 1991 and as President of the Company from March 1991 to October 1996. He also served as President, Chief Executive Officer and a director of a predecessor of the Company from January 1989 until March 1991. From April 1987 to January 1989, Mr. Lefebvre was the Executive Vice President and Chief Operating Officer of Sage Software, Inc., now Intersolv, Inc.

  Gabriel A. Battista, age 52, has been a director of the Company since September 1995. Since November 1996, he has served as Chief Executive Officer of Network Solutions, Inc. From September 1995 through November 1996, he served as Chief Executive Officer and President of Cable and Wireless, Inc. ("C&W"). From 1993 to 1995, Mr. Battista served as President and Chief Operating Officer of C&W. From 1991 through 1993, he served as Chief Operating Officer of C&W. Mr. Battista serves as a director of Systems and Computer Technology Corporation.

  Richard A. Hosley II, age 52, has been a director of the Company since July 1991. He has been a private investor since October 1990. Prior to such time, he was the Chief Executive Officer, President and Vice Chairman of BMC Software, Inc. Mr. Hosley serves as a director of Logic Works, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     During 1996, the Company's Board of Directors met four times and acted twice by written consent. The Board of Directors has an Audit Committee and a Compensation Committee. Each director attended more than 75% of the Board meetings and meetings of any committee on which he or she served in 1996.

     The Audit Committee currently consists of Messrs. Battista and Smith. This committee met four times during 1996. The Audit Committee recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants.

     The Compensation Committee currently consists of Ms. Morby and Mr. Hosley. This committee met six times during 1996. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans.

     The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Gary M. Ford, Vice President, General Counsel and Secretary of the Company, at the Company's address.

     During 1996, the Company paid to or to the order of directors, other than those who are also employees of the Company, a fee of $1,000 per meeting attended in person. Prior to the Company's initial public offering in April 1996, those fees were paid only to eligible directors who were not serving on the Company's Board as representatives of stockholders. Commencing in 1997, directors, other than those who are also employees of the Company, will receive awards of stock options to purchase 2,000 shares under the Amended and Restated 1996 Directors' Stock Option Plan in lieu of any fees for serving as a director of the Company. During 1996, the Company paid to or to the order of Ms. Morby and Messrs. Hosley, Smith and Battista aggregate meeting fees of $2,000, $3,000, $2,000, and $2,000 respectively. Other than these fees, no director received any fees or other compensation for serving in such capacity during 1996. Directors other than those who are employees of the Company are reimbursed for certain reasonable expenses incurred in attending Board meetings.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF BOTH NOMINEES NAMED ABOVE.


              PROPOSAL NO. 2:  APPROVAL OF  THE COMPANY'S SECOND
                  AMENDED AND RESTATED 1996 STOCK OPTION PLAN


     In 1996, the Board of Directors adopted, and the Company's stockholders approved, the Company's 1996 Stock Option Plan (the "1996 Option Plan"), which provides for grants of stock options to employees and consultants of the Company and its subsidiaries. The 1996 Option Plan was amended in certain minor respects and restated by the Board of Directors in October 1996. Unless terminated sooner by the Board of Directors, the 1996 Option Plan will terminate in 2006 or when all shares reserved for issuance have been issued upon the exercise of options granted under the 1996 Option Plan.

     Under the 1996 Option Plan, 1,000,000 shares of the Company's Common Stock initially were reserved for issuance upon the exercise of options granted. On January 28, 1997, the Board of Directors adopted, subject to stockholder approval, amendments to the 1996 Option Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 1,000,000 to 1,975,000 and limiting the total number of options that may be granted during any fiscal year of the Company to any one individual to 500,000. The Board of Directors then restated the 1996 Option Plan, as so amended, as the Company's Second Amended and Restated 1996 Stock Option Plan (the "Amended Plan"), which is attached in Exhibit A to this Proxy Statement.

     The Board of Directors increased the shares reserved for issuance under the Amended Plan because it believed that available shares under the 1996 Option Plan will not be sufficient to satisfy the Company's incentive compensation needs through 1997. At December 31, 1996, no shares had been issued under the 1996 Option Plan, options to purchase 439,700 shares were outstanding and 560,300 shares were available for future grants under the 1996 Option Plan. During the first quarter of 1997, the Compensation Committee granted options under the 1996 Option Plan covering 440,500 shares, reducing the number of shares that would be available for future grants under the 1996 Option Plan to only 119,800 without the changes adopted in the Amended Plan. The Board believes that grants of stock options under the 1996 Option Plan have been, and grants of stock options under the Amended Plan will continue to be, an important element in attracting and retaining employees to contribute to the Company's growth and success. Subject to stockholder approval of the Amended Plan, the Company will have additional shares available for future grants, including grants in connection with any merger or acquisition by the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Specifically, income from the exercise of stock options is not subject to the deduction limit if the options were granted under a plan approved by stockholders that provides a limit on the number of shares that may be issued under the plan to any individual. Because the amendment to increase the shares reserved for issuance will make the Amended Plan subject to Section 162(m), the Board included in the Amended Plan, subject to stockholder approval, a limit on the total number of options that may be granted to any individual in any fiscal year of the Company.

     At January 2, 1997, the Company and its subsidiaries had a total of 196 full-time employees, all of whom were eligible to participate in the Amended Plan. As of that date, the Company had granted options for a total of 560,300 shares under that plan to 165 individuals, which included options for a total of 148,000 shares that had been granted to Named Officers and options for an additional 54,000 shares that had been granted to other executive officers of the Company. Options may not be granted under the Amended Plan to directors or nominees who are not employees or officers of the Company.

     Options granted under the Amended Plan may qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code to the maximum extent possible, or options may be granted under the Amended Plan that do not qualify as ISOs ("Nonqualified Options"). ISOs may be granted only to employees of the Company and its subsidiaries. Options will qualify as ISOs only if the aggregate fair market value of shares (as of the date of option grant) with respect to which ISOs are first exercisable during any calendar year by an optionee does not exceed $100,000; any portion of an option above that limit will be a Nonqualified Option. The Amended Plan is administered by the Compensation Committee, which has the authority to determine the eligible participants to whom options will be granted under the Amended Plan, when options will be granted, the number of shares that will be subject to options granted under the Amended Plan and the terms of each option, including when the option will become exercisable, the option exercise price, the duration of the option and whether the option is intended to qualify as an ISO. ISOs and options intended to qualify as performance-based compensation under Section 162(m) of the Code must have an exercise price of at least 100% (110% if the optionee owns more than 10% of the voting power of the Company -- a "10% Holder") of the fair market value of Common Stock on the date of grant, and ISOs may not have a term exceeding ten years (five years if the optionee is a 10% Holder). Options granted under the Amended Plan are non-assignable and non-transferable, unless the stock option agreement provides that such option may be transferred by the optionee upon death, by will or the laws of descent and distribution. Options granted under the Amended Plan generally may be exercised only while the optionee is either employed by, or rendering service to, the Company or within a specified period thereafter. The exercise price may be paid in cash, by check or, at the option of the Compensation Committee, in shares of Common Stock already owned by the optionee. The Compensation Committee may accelerate the date of exercise of any option or waive any condition or restriction pertaining to such option at any time. The Amended Plan, like the 1996 Option Plan, provides that, in the event of a Change of Control of the Company, as defined therein, any restrictions on options granted thereunder prior to the date of the Change of Control will terminate with respect to the number of whole shares constituting 50% of the shares subject to such restriction.

     The following is a summary of Federal income tax consequences that generally will arise with respect to options granted under the Amended Plan and with respect to sales of Common Stock acquired upon the exercise of options granted under the Amended Plan:

Nonqualified Options.

     An optionee receiving a Nonqualified Option does not recognize taxable income on the date of grant. However, when a Nonqualified Option is exercised (or if the portion of an option exercised is a Nonqualified Option), the optionee will recognize ordinary income equal to the difference between the option exercise price and the fair market value of Common Stock on the date of exercise. If the Company withholds from the option's income or otherwise receives from the optionee the amount required to be withheld with respect to such exercise, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. When the optionee disposes of the Common Stock acquired upon the exercise of a Nonqualified Option, any gain or loss to the optionee will be treated as a long- or short-term capital gain depending upon the holding period of the shares.

ISOs.

     An optionee receiving an ISO does not recognize income upon the grant or exercise of the ISO. However, the difference between the exercise price of an ISO and the fair market value of the shares purchased on the date of exercise of an ISO is an item of tax preference for purposes of computing the optionee's alternative minimum tax, if any, under the Code in the year of exercise. Income will be recognized by the optionee upon the sale or other disposition of the shares acquired under an ISO in an amount measured by the excess of the then fair market value of the shares over the exercise price. Such amount will be treated as long-term capital gain if the optionee has disposed of such shares after the later of two years after the date the option is granted or one year after the exercise of the ISO. If those holding period rules are note met, the optionee may recognize income in the year of disposition at ordinary income rates in an amount equal to the lesser of the excess of the fair market value of the shares on the exercise date over the option exercise price or the excess of the fair market value of the shares on the date of disposition over the option exercise price. Any gain in excess of the amount taxed as ordinary income will be capital gain and will be long-term capital gain if the shares have been held for more than one year.

     The Company will not be allowed any compensation deduction with respect to an ISO if the holding period rules are satisfied by the optionee. However, if the holding period rules for an ISO are not met, the Company will be allowed a deduction in the taxable year in which the optionee disposes of the shares in the amount that the optionee is required to include as ordinary income.

REQUIRED VOTE

     Approval of the Amended Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SECOND AMENDED AND RESTATED 1996 STOCK OPTION PLAN.

                            OFFICERS OF THE COMPANY

     In addition to Messrs. Lefebvre and Becker, for whom biographical information is included in "Information Concerning Nominees and Other Incumbent Directors," the following are officers of the Company:

     Brett M. Jackson, age 38, has served as a Senior Vice President of the Company responsible for world-wide sales and consulting services since August 1993. From October 1992 through July 1993, he served as a Vice President and was responsible for product operations. From April 1991 through September 1992, Mr. Jackson served as a Vice President of the Company, and was responsible for sales and marketing matters. Prior to such time from July 1989, he served as Director of Marketing of a predecessor of the Company.

     Pete B. Privateer, age 42, has served as a Senior Vice President of the Company responsible for product operations matters since August 1993. From July 1992 to July 1993, he was a Vice President of Marketing of Intersolv, Inc. From 1991 to July 1992, he was Vice President, Strategic Marketing of KnowledgeWare, Inc., and was Vice President, Product Marketing there from 1990 to 1991 and Director, Product Programs from 1988 to 1990.

     Marc S. Shinbrood, age 46, has served as a Senior Vice President of the Company responsible for business development matters since January 1997. He served as Vice President of marketing and Business Development of Nat Systems International, Inc. from December 1995 through December 1996. Mr. Shinbrood served as President of TechGnosis International, Inc. from December 1994 to December 1995. From May 1993 to December 1995, he was an independent consultant specializing in client/server computing matters. Mr. Shinbrood served as President and Chief Executive Officer of ShowCase Corporation from 1991 to 1993, President and General Manager of CARMS Division of Global Software from 1987 to 1991, Founder and National Sales Director of Business Software Technology, Inc. from 1983 to 1987 and Vice President of Cullinet Software, Inc. from 1979 to 1983.

     Robert B. Edwards, Jr., age 40, has served as Chief Financial Officer of the Company since October 1996 and as a Vice President of the Company responsible for finance matters and internal operations since June 1994. From March 1992 to May 1994, he served as the Director of Finance of the Company. From 1989 to March 1992, he was an Audit Manager with Arthur Andersen & Co.

     Gary M. Ford, age 42, has served as a Vice President, General Counsel and Secretary of the Company since August 1995. From 1984 through July 1995, Mr. Ford was a member of the law firm of Tucker, Flyer & Lewis, a professional corporation.

     James R. Bowerman, age 41, has been a Vice President of the Company and General Manager of the Company's Resource Management business unit since August 1996. From July 1994 to August 1996, he served as a Vice President responsible for product engineering and from July 1993 to June 1994, he served as a Vice President and General Manager of the Company's Storage Division. From October 1992 until July 1993, he served as Director and General Manager of the Company's Unitech Products Group, and from September 1989 to September 1992 he served as Director, Software Products at Systems Center, Inc.

     Robert A. Clyde, age 37, has been a Vice President of the Company and General Manager of the Company's Security Management business until since August 1996. From June 1995 to August 1996, he served as a Vice President responsible for client services and sales support, and from May 1994 to June 1995, he served as a Vice President of the Company responsible for product management. From 1991 to April 1994, Mr. Clyde served as a Vice President and General Manager of the Company responsible for the security products group. Prior to such time, Mr. Clyde served as Vice President and Director of the Clyde product group.

     Thomas M. McDonough, age 42, has served as a Vice President of the Company responsible for North American sales since March 1994. From September 1993 to February 1994, he served as a Vice President of the Company responsible for business development and corporate marketing. From October 1990 to August 1993, Mr. McDonough served as Branch Manager, Telecommunications Accounts (Washington, D.C.) of Digital Equipment Corporation.

     John C.M. Holland, age 46, has served as a Vice President of the Company responsible for European operations since April 1997. He has served the Company and its UK operations in various capacities since January 1993, including as Director of International Channel Operations from January 1996 to April 1997, International Business Manager--Security from January 1995 to January 1996, Security Product Manger from January 1994 to January 1995 and UNIX Business Manager from January 1993 to January 1994. He was European UNIX Business Manager for Systems Center, Inc. from March 1991 through 1992. Mr. Holland served as Senior Vice President of Operations of Uniplex, Inc. from October 1989 to January 1991, and served in various capacities in the UK operations of Uniplex, Inc. from 1985 to October 1989, including as Group Operations Director.

     Officers of the Company are elected by the Board of Directors on an annual basis.


                             EXECUTIVE COMPENSATION


     The following table sets forth certain summary information for the Company's Chief Executive Officer and each of the four other most highly compensated officers of the Company (collectively, the "Named Officers").

                                              SUMMARY COMPENSATION TABLE
                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                                          AWARDS
                                                       ANNUAL COMPENSATION             -------------
                                                       -------------------              SECURITIES
                NAME AND                        FISCAL                                  UNDERLYING       ALL OTHER
           PRINCIPAL POSITION                    YEAR          SALARY($)  BONUS($)(1)   OPTIONS(#)    COMPENSATION (2)
----------------------------------------  -------------------  ---------  -----------  -------------  ----------------

Richard A. Lefebvre                               1996          $271,992      $131,000        12,000       $1,347
 Chief Executive Officer                          1995           271,992        81,772           ---          807

John C. Becker                                    1996           143,750        80,000        60,000          698
 President and Chief Operating Officer            1995           138,000        52,281        10,000          622

Brett M. Jackson                                  1996           129,125        85,000        32,000          678
 Senior Vice President                            1995           120,000        35,146        10,000          597

Pete B. Privateer                                 1996           131,000        70,000        24,000          739
 Senior Vice President                            1995           130,000        28,331        20,000          611

Thomas M. McDonough                               1996            90,000        94,897        20,000          571
 Vice President                                   1995            90,000        38,525          ----          485

____________
(1) The Company's officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Compensation Committee. Amounts shown include actual bonus earned and paid for 1996 and 1995. See "--Executive Bonus Plan."
(2) "All Other Compensation" includes the payment by the Company of the annual premium for certain term life insurance and long-term disability premiums pursuant to a benefit program.

    The following table sets forth certain information regarding options to purchase Common Stock which were granted in the fiscal year ended December 31, 1996, to each of the Named Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANTS
                                                -----------------------------------------------------------------------------------
                                                                                                      POTENTIAL REALIZABLE VALUE AT
                                 NUMBER OF                                                            ASSUMED ANNUAL RATES OF STOCK
                                SECURITIES         % OF TOTAL                                         PRICE APPRECIATION FOR OPTION
                                UNDERLYING      OPTIONS GRANTED    EXERCISE OR                                   TERM (4)
                              OPTIONS GRANTED   TO EMPLOYEES IN    BASE PRICE                         ------------------------------
NAME                              (#)(1)        FISCAL YEAR (2)     ($/SH)(3)       EXPIRATION DATE          5%               10%
-------                       ---------------   ---------------    -----------      ----------------  -------------       ----------

Richard A. LeFebvre                     12,000              2.59%      $10-$15      3/22/06-10/21/06       $ 75,467       $  191,249

John C. Becker                          60,000             12.94%      $10-$15      3/22/06-10/21/06        503,116        1,274,994

Brett M. Jackson                        32,000              6.90%      $10-$15      3/22/06-10/21/06        251,558          637,497

Pete B. Privateer                       24,000              5.18%      $10-$15      3/22/06-10/21/06        188,668          478,123

Thomas M. McDonough                     20,000              4.31%      $10-$15      3/22/06-10/21/06        144,646          366,561

-------------

(1) The stock options vest over four years in sixteen equal quarterly installments provided that such officer remains continuously employed by the Company.
(2) Based on options to purchase 463,500 shares of Common Stock granted during 1996.
(3) All stock options were granted with exercise price equal to the fair market value of Common Stock, as determined by the Board of Directors, on the grant date. After the Company's initial public offering, the fair market value was based on the market price of the Common Stock on the date of grant.
(4) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the ten-year term of the options and are mandated by rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

     The following table sets forth certain information regarding options to purchase Common Stock held as of December 31, 1996, by each of the Named Officers.

                         AGGREGATE OPTION EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
              --------------------------------------------------

                                                    NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                         SHARES                      UNEXERCISED OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                        ACQUIRED                               YEAR-END (#)            AT FISCAL YEAR-END ($)(2)
                           ON          VALUE          ---------------------------      --------------------------
NAME                   EXERCISE(#)  REALIZED($)(1)    EXERCISABLE   UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
---------------------  -----------  --------------    -----------   -------------      -----------  -------------
Richard A. Lefebvre        65,000     $970,313            560,250           9,750       $7,306,250       $ 48,750
John C. Becker              1,000       15,300            145,563          73,437        1,872,175        282,025
Brett M. Jackson           12,000      190,950             96,313          53,687        1,199,525        355,775
Pete B. Privateer          20,000      293,750             38,500          65,500          440,000        560,000
Thomas M. McDonough         7,500      109,688              7,875          22,625           76,125        119,875
----------------

(1) Calculated based on the market price of Common Stock at the time of exercise, less the exercise price payable for such shares multiplied by the number of shares underlying the option.
(2) Calculated on the basis of the closing market price of Common Stock at December 31, 1996, $15.00, less the exercise price payable for such shares multiplied by the number of shares underlying the option.

SEVERANCE ARRANGEMENTS

     In the event the Company terminates the employment of an officer without cause, the officer is entitled to receive certain severance benefits in accordance with the Company's severance policy, as follows: (1) President and Chief Executive Officer --as determined by contract; (2) Senior Vice Presidents and Executive Vice Presidents employed for three years or more -- one year; (3) Senior Vice Presidents and Executive Vice Presidents employed for one year or more, but less than three years -- six months; and (4) Vice Presidents and Senior Vice Presidents employed for less than one year -- three months. Accordingly, Mr. Lefebvre would be entitled to receive the compensation and benefits otherwise payable to him for a period of two years following termination without cause, the sale of the Company or a decrease in his duties, as stated in a letter agreement between the Company and Mr. Lefebvre, effective November 1, 1992. Messrs. Becker, Jackson and Privateer each would be entitled to receive the compensation and benefits otherwise payable to him for a period of one year, and Mr. McDonough would be entitled to receive the compensation and benefits otherwise payable to him for a period of three months, following termination without cause, the sale of the Company or a decrease in his duties.

     Certain stock options of Messrs. Lefebvre, Becker, Jackson, Privateer and McDonough vest in full upon an acquisition of the Company.

EXECUTIVE BONUS PLAN

     The Company has an executive bonus plan designed to attract, retain and provide performance incentives for key management personnel. The plan provides for a cash bonus to be paid to the key management personnel upon attainment of individualized predetermined performance objectives. Awards made to management under the plan are determined by the Compensation Committee. For 1997, Messrs. Lefebvre, Becker, Jackson, Privateer and McDonough will be eligible for annual bonus payments in amounts up to $160,000, $145,000, $120,000, $90,000 and
$100,000, respectively.


                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION


     The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The Compensation Committee consists of two non-employee directors whose names appear below. This report addresses the Company's compensation policies for 1996 as they affected the Chief Executive Officer and other members of the Company's management, including the Named Officers.

     The Company's compensation program is designed to attract and retain the Company's executives, to reward them and hold them accountable for the Company's performance, to recognize individual performance and responsibility and to align the interests of those executives with those of the Company's stockholders. The principal elements of compensation employed by the Compensation Committee are base salary, annual cash bonuses and long-term stock-based incentives through stock option grants.

     Compensation decisions are determined following a detailed review of factors that the Compensation Committee believes are relevant, including compensation opportunities available at comparable companies in the same industry as the Company or similar industries, historic compensation levels of each executive, each executive's contributions to the growth and success of the Company, the nature of each executive's responsibilities and recent or foreseeable significant changes in responsibilities, the length of each executive's service with the Company and the level of compensation of each executive relative to compensation of other executives of the Company. The Compensation Committee may also consider general economic conditions and conditions in the Company's industry.

     Base Salary. The Compensation Committee reviews and fixes base salaries for all of the Company's executives, including the Chief Executive Officer, on an annual basis after consideration of each executive's responsibilities, prior experience and accomplishments and the relative importance of the position and contributions by the individual in achieving the Company objectives. The Compensation Committee also fixes base salaries at levels necessary to retain the Company's executives.

     In 1996, base salaries paid to Named Officers increased, on average, by less than five percent from those prevailing for 1995 (49% of those increases were due to promotions with significant increases in responsibilities during
1996), and the base salary of the Chief Executive Officer was not increased. Base salaries paid during 1996 to all other executives increased, on average, by less than ten percent from those prevailing in 1995, and 44% of those increases were due to promotions involving significant increases in responsibilities that occurred during 1996. Base salaries for 1996 were reviewed and fixed following the Compensation Committee's review of historic compensation levels of each executive, each executive's contributions to the growth and success of the Company, the nature of each executive's responsibilities and the level of compensation of each executive relative to compensation of other executives of the Company. Base salaries for 1996 were determined prior to divestitures by the Company of certain operations and the successful completion of the Company's initial public offering in April 1996. Following the end of 1996, the Compensation Committee determined that base salary levels for certain executives should be increased to better reflect the external competitiveness of compensation and to recognize the contributions of certain executives to the success and growth of the Company. The Compensation Committee has approved an increase of 2.9% in the base salary of the Chief Executive Officer for 1997.

     Bonuses. The Company currently maintains an Executive Bonus Plan. Under the Executive Bonus Plan, the Compensation Committee establishes the amount of cash bonus to be paid to each executive upon attainment of individualized performance objectives determined before the beginning of each year. For 1996 bonuses, the Compensation Committee applied performance objectives relating to the Company's attainment of revenue and pre-tax profit targets to a substantial portion of the bonus plan of each executive. In addition, the Compensation Committee applied performance objectives relating to timely delivery of satisfactory products, successful divestment of certain operations, the level of revenue derived from consulting services and level of direct new billings from licenses, initial maintenance and recognized consulting service revenue in the bonus plan for those executives with direct responsibility for such matters. Bonuses for 1996 also generally contained a minor subjective component, which reflected successful performance by each executive of personal responsibilities, such as completion of the Company's initial public offering and growth and development of necessary elements of the Company's business. For 1997, the subjective component of bonuses under the Executive Bonus Plan has been eliminated, and bonuses for all executives will be awarded based upon the Company's attainment of established revenue and earnings-per-share targets.

     The bonus paid to the Chief Executive Officer for 1996 under the Executive Bonus Plan was based upon achievement of the highest target for Company revenue and pre-tax profit in 1996 and successful divestment of certain discontinued operations. The subjective portion of the bonus for the Chief Executive Officer for 1996, which constituted 16% of the total bonus available to him for 1996, was paid due to successful completion of the Company's initial public offering in 1996 and development of the Company's business during 1996 according to expectations.

     Stock Option Grants. The Company has an Amended and Restated 1991 Stock Option Plan and an Amended and Restated 1996 Stock Option Plan, which provide for grants of stock options to employees and consultants of the Company and its subsidiaries. The number of options granted to each executive is subjective based upon individual and Company performance, future individual potential to impact the Company's performance, the shares owned by each executive, the respective option position, both vested and unvested, of each executive and evaluation of equity compensation awarded by other firms in the Company's industry.

     Stock options awarded in 1996 to all executives, including the Chief Executive Officer, were based upon an assessment of the factors described in the preceding paragraph and were intended to provide rewards consistent with stockholder returns. During 1996, the Chief Executive Officer was granted stock options covering a total of 12,000 shares. All options awarded in 1996 were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and vest over a period of four years. A recipient of any such option will earn no compensation unless the share price of the Company's Common Stock increases above the exercise price of the option.

     Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. None of the Company's compensation payments for fiscal 1996 exceeded the tax deductibility limit set forth in Section 162(m), nor is it expected that compensation to be paid in fiscal 1997 will exceed that limit. The Compensation Committee will continue to monitor the Company's executive compensation with the impact of
Section 162(m) where appropriate and consistent with the Company's compensation policy.

                                        Jacqueline C. Morby
                                        Richard A. Hosley II


                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION


     The members of the Compensation Committee during 1996 were Ms. Morby and Mr. Hosley. Neither of them was at any time during 1996, or at any other time, an officer or employee of the Company. No executive member of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                               PERFORMANCE GRAPH

     The following graph shows an 8-month comparison of cumulative total return on the Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the CRSP Total Return Index for the Nasdaq Stock Market (the "Nasdaq Index") and the CRSP Index for Nasdaq Computer and Data Processing Stocks (the "Computer Index") for the period beginning April 24, 1996, the day the Common Stock began trading, through December 31, 1996. The graph assumes the investment of $100 on April 24, 1996 in the Common Stock and in each of the indices and assumes reinvestment of all dividends. The graph presents information for a very limited period of time and, in part reflects the market's reaction to the initial public offering of the Common Stock, and as a result, is not necessarily indicative of possible future performance of the Common Stock.



                       [PERFORMANCE CHART APPEARS HERE]


                    5 YEAR CUMULATIVE TOTAL RETURN SUMMARY

                                STARTING
                                  BASIS
       DESCRIPTION                 4/96          6/96         9/96       12/96
       -----------              --------       --------    ---------   ---------
AXENT TECH (%)
AXENT TECH ($)                   $100.00        $117.86     $167.86     $107.14

NASDAQ US (%)
NASDAQ US ($)                    $100.00        $ 99.88     $103.43     $108.52

NASDAQ COMPUTER/
 DATA PROCESSING (%)
NASDAQ COMPUTER/
 DATA PROCESSING ($)             $100.00        $ 99.53     $101.51     $105.62

----------
NOTE: Corporate Performance Graph with peer group uses peer group only performance (excludes your company).

NOTE: Peer group indices use beginning of period market capitalization weighting.


                             CERTAIN TRANSACTIONS

     Effective as of December 31, 1995, the Company transferred certain operations, assets and liabilities to Raxco Software, Inc. ("Raxco") and approved the distribution of the convertible preferred stock of Raxco to the Company's stockholders. The distributed operations included the sales, marketing and support operations related to the OpenVMS utility software products business, leaving the Company with the sales, marketing, development and support operations associated with the information security business and ownership of the OpenVMS utility software products. As part of that spin-off, the Company and Raxco entered into four agreements, an Agreement and Plan of Separation, an Exclusive Distributor License Agreement (the "Distributor Agreement"), an Administrative Services Agreement and a Line of Credit Loan Agreement. Pursuant to the Distributor Agreement, Raxco will distribute the Company's OpenVMS utility software products and pay the Company for a five year period a royalty on the licensed products. The minimum annual royalty payable under the Distributor Agreement is $2.0 million, $1.5 million and $1.0 million for 1996, 1997 and 1998, respectively. The Company will account for royalties in future periods as non-operating income from continuing operations. Raxco will pay directly certain obligations under existing development and support contracts. Pursuant to the Administrative Services Agreement, Raxco will pay the Company the greater of $750,000 per year or the actual cost of providing certain operational and system support services including bookkeeping, personnel processing, administrative support, facilities management, and product packaging and mailing. Under the Line of Credit Loan Agreement, through December 31, 1996, the Company provided a line of credit to Raxco of up to $750,000 for general working capital needs. Advances under the Line of Credit Loan Agreement bore interest at prime plus 1% and were collateralized by all of Raxco's assets. As of December 31, 1996, there were no amounts outstanding under the Line of Credit Loan Agreement and it expired.

     The Company transferred to Raxco approximately $1,387,000 of assets including, among other things, fixed assets, customer base, employees and facilities and the future obligations related thereto. Also included in this transfer were the fixed assets, customer base, employees and facilities and the future obligations related thereto of certain foreign subsidiaries of the Company located in the United Kingdom. The Board of Directors of Raxco is comprised of five members, two of whom are officers or directors of the Company who are serving in such capacity for the purpose of facilitating a smooth transition to Raxco's management team.

     In February 1996, the Company disposed of its Helpdesk operations for a purchase price of approximately $2.0 million. The purchase price consisted of an initial payment of $150,000 in cash, a note in the principal amount of $150,000, the assumption of approximately $400,000 of deferred maintenance obligations and liabilities, and the payment of a royalty of 6% of the future gross revenues from all Helpdesk product license and maintenance fees, up to a maximum aggregate amount of $1.3 million. The proceeds from the disposal of the Helpdesk operations will be added to the Company's working capital. Messrs. Hosley, Lefebvre and Smith are directors of the purchaser of the Helpdesk operations. However, none of these directors participated in the vote approving the transaction for either party and such relationships were disclosed to the Board of Directors prior to their vote on such transaction.

     The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors.


                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 31, 1997: (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) by each director of the Company; (iii) by each of the Named Officers (as defined in "Executive Compensation"); and (iv) by all directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                           Amount and Nature of
                                          Beneficial Ownership(1)
                                          -----------------------
                                            Number    Percent
                                            ------    -------
TA Associates, Inc. (2)                   1,232,142      212.1%
125 High Street, High Street Tower,
Boston, MA 02110

General Atlantic Partners II L.P.(3)        944,991        9.3
125 East 56th Street, New York, NY 10022

Edison Venture Fund (4)                     566,667        5.6
997 Lenox Drive, #3, Lawrenceville, NJ
08648

Hancock Venture Partners, Inc. (5)          532,323        5.2
One Financial Center, 44th Floor, Boston,
MA 02111

Richard A. Lefebvre (6)                     581,000        5.4
2400 Research Boulevard, Suite 200,
Rockville, MD 20850

John C. Becker (7)                          153,688        1.5
Brett M. Jackson (8)                        104,126        1.0
Pete B. Privateer (9)                        43,500         *
Marc S. Shinbrood                               -0-         *
Thomas M. McDonough (10)                      9,125         *
Gabriel A. Battista (11)                      5,000         *
John F. Burton (12)                          11,000         *
Richard A. Hosley II (13)                     2,000         *
Jacqueline C. Morby (14)                  1,234,142       12.2
Arthur C. Patterson (15)                    451,492        4.4
Richard W. Smith (16)                       465,007        4.6
Executive officers and directors as a
group (11 persons) (17)                   3,590,012       32.4

-------
*    Less than 1% of the outstanding Common Stock.

(1) Applicable percentage of ownership is based upon 10,153,014 shares of Common Stock outstanding on March 31, 1997. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 1997, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Includes 958,049 shares beneficially owned by Advent VI L.P., 48,383 shares beneficially owned by Advent Industrial L.P., 198,072 shares beneficially owned by Advent Atlantic and Pacific L.P., 15,445 shares beneficially owned by TA Venture Investors, L.P., 11,642 shares beneficially owned by TA Associates V L.P. and 551 shares beneficially owned by TA Associates Management Profit Sharing Trust F/B/O Henry Koerner. TA Associates, Inc. acts as the indirect general partner of Advent VI L.P. and Advent Atlantic and Pacific L.P. and exercises sole investment and voting power with respect to such shares. Principals and employees of TA Associates, Inc. comprise the general partners of TA Venture Investors, L.P., the indirect general partners of Advent Industrial L.P., and act as Trustees of the TA Associates Management Profit Sharing Trust. Jacqueline C. Morby, a Director of the Company, is a managing director of TA Associates, Inc., a general partner of TA Venture Investors, L.P., and TA Associates V L.P., an indirect general partner of Advent Industrial L.P. and a Trustee of the TA Associates Management Profit Sharing Trust.
(3) Based upon a Schedule 13G reporting beneficial ownership as of December 31, 1996.
(4) Includes 475,269 shares beneficially owned by Edison Venture Fund II, L.P. and 91,398 shares beneficially owned by Edison Venture Fund II-PA, L.P.

(5) Based upon a Schedule 13G dated January 27, 1997. Includes 242,207 shares beneficially owned by Mayflower Fund Limited Partnership, 47,909 shares beneficially owned by Falcon Ventures L.P. and 242,207 shares beneficially owned by Hancock Venture Partners III L.P. Hancock Venture Partners, Inc. disclaims beneficial ownership of the securities owned by such limited partnerships.
(6)  Includes 541,000 shares issuable upon exercise of options.
(7)  Includes 153,688 shares issuable upon exercise of options.
(8) Includes 103,626 shares issuable upon exercise of options and 500 shares owned by his spouse.
(9)  Includes 43,500 shares issuable upon exercise of options.
(10) Includes 9,125 shares issuable upon exercise of options.
(11) Includes 5,000 shares issuable upon exercise of options.
(12) Includes 9,000 shares issuable upon exercise of options.
(13) Includes 2,000 shares issuable upon exercise of options.
(14) Includes 2,000 shares issuable upon exercise of options. Also includes shares beneficially owned by Advent VI L.P., Advent Industrial L.P., Advent Atlantic and Pacific L.P., TA Associates V L.P. and TA Associates Management Profit Sharing Trust and the remainder of the shares described in footnote (2) as being owned by TA Associates L.P. as to which Ms. Morby disclaims beneficial ownership other than with respect to 2,774 shares of Common Stock beneficially owned by Ms. Morby through TA Venture Investors L.P., which are included in the 15,445 shares, beneficially owned by TA Venture Investors L.P. as described in footnote (2) above.
(15) Includes 2,000 shares issuable upon exercise of options. Also includes 436,008 shares beneficially owned by Accel III L.P. and 13,484 shares beneficially owned by Accel Investors '89 L.P. Mr. Patterson is a general partner of Accel Investors '89 L.P. and an individual general partner of the general partner of Accel III L.P. Mr. Patterson disclaims beneficial ownership of securities owned by such limited partnerships. Mr. Patterson will serve as a director until the Annual Meeting, at which he chose not to seek re-election, at which time the number of directors will be reduced.
(16) Includes 2,000 shares issuable upon exercise of options. Also includes 4,000 shares owned by his wife, as trustee for certain individuals, 271,403 shares beneficially owned by Lawrence, Tyrrell, Ortale & Smith, and 180,856 shares beneficially owned by Lawrence, Tyrrell, Ortale & Smith II, L.P. Mr. Smith is an individual general partner of the general partners of Lawrence, Tyrrell, Ortale & Smith and Lawrence, Tyrrell, Ortale & Smith II, L.P. Mr. Smith disclaims beneficial ownership of the securities owned by such limited partnerships, and of shares owned by his wife, as trustee.
(17) See footnotes (6) through (16) above. Includes 918,914 shares issuable upon the exercise of vested options.


                             STOCKHOLDER PROPOSALS


     To be considered for presentation to the Company's annual meeting of stockholders to be held in 1998, a stockholder proposal must be received by Gary
M. Ford, Secretary, AXENT Technologies, Inc., 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, no later than December 19, 1997.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file.

     Securities and Exchange Commission rules require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and 10% stockholders in this Proxy Statement. Based solely on its review of the copies of reports received by it, or written representations from certain reporting persons that no such reports were required for those persons, the Company believes that, for the period beginning April 24, 1996 through December 31, 1996, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.


                                 OTHER MATTERS


     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy in the enclosed envelope.

     A copy of the Company's 1996 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 1996 on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by written request to Gary M. Ford, Secretary, AXENT Technologies, Inc., 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850.

                              By Order of the Board of Directors

                              [SIGNATURE APPEARS HERE]

                              Gary M. Ford
                              Secretary


April 25, 1997
Rockville, Maryland

                                                                       EXHIBIT A


                           AXENT TECHNOLOGIES, INC.
                          SECOND AMENDED AND RESTATED
                            1996 STOCK OPTION PLAN


1. Purpose.

   The purpose of this Stock Option Plan (the "Plan") is to secure for AXENT Technologies, Inc. (the "Company") and its stockholders the benefits arising from capital stock ownership by key employees, officers and consultants of the Company who are expected to contribute to the Company's future growth and success. Notwithstanding anything to the contrary contained herein, stock options may be granted only to employees (including officers who are employees) and consultants of the Company. Non-employee members of the Company's Board of Directors are ineligible to receive an award of options under the Plan. Except where the context otherwise requires, the term "Company" shall include the parent and all subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

2. Type of Options and Administration.

   a. Types of Options. Options granted pursuant to the Plan may be either incentive stock options ("Incentive Stock Options") meeting the requirements of
Section 422 of the Code or non-statutory options, which are not intended to meet the requirements of Section 422 of the Code.

   b. Administration. The Board of Directors shall, to the full extent permitted by law, delegate any and all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors. The Committee shall consist of not less than two (2) members, and each such member of the Committee shall be a "disinterested person" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Plan will be administered by the Committee, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Committee shall, in its sole discretion, grant options to purchase shares of the Company's common stock (the "Common Stock") as provided in the Plan. The Board of Directors shall have authority, subject to the express provisions of the Plan:
(i) to amend the Plan and (ii) to prescribe, amend and rescind rules and regulations relating to the Plan. The Committee shall have authority, subject to the express provisions of the Plan: (i) to amend and construe the respective option agreements executed pursuant to the Plan, including the authority to amend any such option agreement executed prior to the adoption of the Plan; (ii) to establish and determine all of the terms and provisions of the respective option agreements, which need not be identical; and (iii) to make any other determination in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No member of the Committee or Director of the Company shall be liable for any action or determination made in good faith.

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3. Eligibility.

   Options shall be granted only to persons who are, at the time of grant, employees (including officers who are employees) or consultants of the Company. A person who has been granted an option may, if he or she is otherwise eligible, be granted an additional option or options if the Committee shall so determine.

4. Stock Subject to Plan.

   Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued under the Plan is 1,975,000 shares. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.

   Subject to adjustments as provided in Section 15 below, the maximum number of shares of Common Stock subject to options that may be granted during any one fiscal year of the Company to any one individual shall be limited to 500,000. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related option is terminated, surrendered or canceled.

5. Forms of Option Agreements.

   Each option granted under the Plan shall be evidenced by an option agreement in such form not inconsistent with the Plan as shall be specified by the Committee. Each option agreement shall state whether the options granted thereby are intended to be Incentive Stock Options (to the maximum extent possible) or non-statutory options.

6. Purchase Price.

   a. General. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Committee, provided, however, that in the case of an Incentive Stock Option, the purchase price shall not be less than 100% of the "fair market value" (as defined herein) of such stock at the time of grant of such option, or less than 110% of such "fair market value" in the case of options described in paragraph (b) of Section 11. For purposes of this Section 6, the "fair market value" of the stock shall be determined in good faith by the Committee at the time of the grant using any reasonable method based on market quotations on the principal stock exchange or market upon which the Company's stock is traded.

   b. Payment of Purchase Price. Options granted under the Plan may provide for the payment of the purchase price by delivery of cash or a check to the order of the Company in an amount equal to the purchase price of such options, or, to the extent allowed by the Committee, by delivery to the Company of shares of Common Stock of the Company having a fair market value equal in amount to the purchase price of the options being exercised, or by any combination of such methods of payment or any other method that the Committee may authorize.

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7. Option Period.

   Each option and all rights thereunder shall expire on such date as the Committee shall determine, but, in the case of Incentive Stock Options, in no event after the expiration of ten (10) years from the day on which the option is granted (or five (5) years in the case of options described in paragraph (b) of Section 11) and, in the case of non-statutory options, in no event after the expiration of ten (10) years from the day on which the option is granted, and in either case, shall be subject to earlier termination as provided in the Plan and the relevant option agreement.

8. Exercise of Options.

   Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be determined by the Committee and set forth in the agreement evidencing such option, subject to the provisions of Section 7 above.

9. Nontransferability of Stock Options.

   No Incentive Stock Option granted under the Plan shall be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the optionee, an Incentive Stock Option shall be exercisable only by such person. A non-statutory stock option may be assigned or transferred in whole or in part only if so provided in the relevant agreement or if permitted by the Committee.

10. Effect of Termination of Employment or Consulting Services.

   No option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, in the case of an optionee who is an employee of the Company, employed by the Company, or in the case of an optionee who is a consultant to the Company, rendering services to the Company, except that if and to the extent the option agreement so provides:

   a. an Incentive Stock Option may be exercised within the period of three (3) months and a non-statutory option may be exercised within the period ending on the tenth anniversary of the date of grant after the optionee ceases to be employed by or in the service of the Company (or within such lesser period as may be specified in the applicable option agreement);

   b. if the optionee dies while employed by or in the service of the Company, the option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one (1) year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

   c. if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while employed by or in the service of the Company, the option may be exercised within the period of one (1) year after the date the optionee ceases to be employed by or in the service of the Company because of such disability (or within such lesser period as may be specified in the applicable option agreement); provided, however, that in no event may any option be exercised after the expiration date of the option.

                                      A-3
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11.     Incentive Stock Options.

   Options granted under the Plan which are intended to be Incentive Stock Options shall be specifically designated as Incentive Stock Options and shall be subject to the following additional terms and conditions:

   a. Dollar Limitation. Incentive Stock Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) shall not, in the aggregate, become exercisable for the first time in any one (1) calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000. In the event
Section 422(d) of the Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the limitation set forth in this paragraph (a), the limitation of this paragraph (a) shall be automatically adjusted accordingly.

   b. 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

            (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one (1) share of Common Stock at the time of grant; and

            (ii) The option exercise period shall not exceed five (5) years from the date of grant.

12.     Additional Provisions.

   a. Additional Option Provisions. The Committee may, in its sole discretion, include additional provisions in any option granted under the Plan, including, without limitation, restrictions on transfer, repurchase rights, reload options, commitments to pay cash bonuses, make or arrange for loans or transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of
Section 422 of the Code.

   b. Acceleration. The Committee may, in its sole discretion, accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised.

13.     General Restrictions.

   a. Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

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

   b. Compliance With Securities Laws. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

14.     Rights as a Shareholder.

   The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15.     Adjustments.

   a. General. If, as a result of a merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution or adjustment with respect to the outstanding shares of Common Stock or other securities, the outstanding shares of Common Stock are increased or decreased, or are exchanged for a different number or kind of shares or other securities, or additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to then outstanding options under the Plan, and (iii) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable.

   b. Committee Authority to Make Adjustments. Adjustments under this Section 15 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16.     Reorganization.

   a. General. In the event of a consolidation or merger in which the Company is not the surviving corporation, or which results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person, entity or group of persons or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the assets of the Company, or in the event of a reorganization or liquidation of the Company, the Committee, or the Board of Directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, either (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of
Section 424(a) of the Code or (ii) in the event of a merger under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to the optionees equal to the difference between (A) the Merger Price times the number of shares of Common Stock subject to such outstanding options (to the extent exercisable) and (B) the aggregate purchase price of all such outstanding options in exchange for the termination of such options. In any such case, the Committee may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

   b. Substitute Options. The Committee may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. Substitute options may be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

17.     Change in Control.

        Notwithstanding any other provision of the Plan, in the event of a "Change in Control of the Company" (as defined below), any restrictions on exercising outstanding options issued pursuant to the Plan prior to any given date shall terminate with respect to the number of whole shares constituting 50% of the shares subject to any such restriction. For purposes of the Plan, a "Change in Control of the Company" shall occur or be deemed to have occurred only if:

   a. any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

   b. during any period of two consecutive years ending during the term of the Plan (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (a), (c) or (d) of this Section 17) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were either Directors at the beginning of the period or whose election or whose nomination for election was previously so approved (collectively, the "Disinterested Directors"), cease for any reason to constitute a majority of the Board of Directors;

   c. the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

   d. the stockholders of the Company approve a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets which, in either case, has not previously been approved by a majority of the Disinterested Directors.

18.     No Special Employment Rights.

   Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the optionee.

19.     Amendment of the Plan.

   The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that, without the approval of the stockholders of the Company the Board of Directors may not increase the maximum number of shares that may be issued under the Plan (except for adjustments specifically provided in the Plan) or, except to the extent the Board of Directors determines otherwise, amend the Plan in any manner that would, to the extent applicable, require stockholder approval under Rule 16b-3, Section 422 of the Code or Section 162(m) of the Code, as each may be in effect at the time of such amendment. The termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Committee may amend outstanding option agreements in a manner not inconsistent with the Plan.

20.     Withholding.

   The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, such obligations may be satisfied, in whole or in part, (i) by withholding shares of Common Stock otherwise issuable pursuant to the exercise of an option, (ii) by delivering to the Company shares of Common Stock already owned by the optionee or (iii) by such other means as the Company may require or approve. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined as set forth in Section 6.

21.     Cancellation and New Grant of Options.

   The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees to the extent required, the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock, having an option purchase price per share that may be lower or higher than the purchase price per share of the canceled options and having such other terms as the Committee may approve.

22.     Effective Date and Duration of the Plan.

   a. Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, any Incentive Stock Options previously granted under the Plan shall terminate and no further Incentive Stock Options shall be granted. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the

Board of Directors; amendments requiring stockholder approval under Section 422 of the Code shall become effective when adopted by the Board of Directors, but no Incentive Stock Option issued after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve (12) months of the Board of Directors' adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

   b. Termination. The Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

Originally adopted by the Board of Directors on January 30, 1996
Amended and Restated by the Board of Directors on January 28, 1997

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

                                  DETACH HERE                              AXE F


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P                           AXENT TECHNOLOGIES, INC.

R         The undersigned hereby appoints Robert B. Edwards, Jr. and Gary M.
        Ford proxies, each with power to act without the other and with power
O of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all the shares of AXENT
X Technologies, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual
Y Meeting of Stockholders of the Company to be held May 21, 1997 or any adjournment thereof.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)

                                                                     SEE REVERSE
                                                                        SIDE

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
                                  DETACH HERE                              AXE F

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.                                                                                                              ___
                                                                                                                                  |


                                                                                                     FOR   AGAINST   ABSTAIN
1. ELECTION OF DIRECTORS                                             2. ADOPTION OF THE SECOND       [ ]     [ ]      [ ]
NOMINEES: John C. Becker, John F. Burton                                AMENDED AND RESTATED 1996
            FOR    WITHHELD FOR BOTH                                    STOCK OPTION PLAN.
            [ ]         [ ]
WITHHELD FOR: (Write that nominee's name in the space provided below).

         _______________________________                                MARK HERE
                                                                       FOR ADDRESS  [ ]
                                                                        CHANGE AND
                                                                       NOTE AT LEFT


                                                                     NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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